Exhibit 99.3

AMETEK Acquires Amplifier Research Corp.

Berwyn, Pa., October 31, 2023 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of Amplifier Research Corp., a leading manufacturer of radio frequency (RF) and microwave amplifiers and electromagnetic compatibility (EMC) testing equipment.

Amplifier Research is a leading provider of amplifiers and EMC testing equipment for the defense, medical, communications and automotive markets. The company has a diverse product portfolio including RF and microwave instrumentation amplifiers, hybrid power amplifier modules, antennas, and control software used to provide high-end, EMC solutions.

“We are excited to welcome Amplifier Research to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Amplifier Research is an outstanding acquisition which nicely complements our existing capabilities in the electromagnetic compatibility testing market. Their expertise and capability in amplifier design will greatly enhance our ability to provide a broader suite of solutions for attractive markets including electric vehicle testing and defense communications."

Amplifier Research is headquartered in Souderton, Pennsylvania and has annual sales of approximately $60 million. Amplifier Research joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating, and display instrumentation.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247